Scottish Re


                            Scottish Re Group Limited

                        2004 First Quarter Earnings Call
                                   May 6, 2004
                                 011:00 a.m. ET
                         Host: Scott Willkomm, President

Michael French:     Good morning, everyone. Welcome to the Scottish Re Group
                    Limited 1st quarter conference call. We are going to begin the call. A comment about the company's financial results and give an overview of the development of the company's business. And after concluding our prepared remarks, we will be happy to take your questions. Now there will be a recording of this call available after 3 pm today. Running through may 20th and instructions on how to access that we are in the earnings released this morning. Also a replay of the call can be accessed on our web-site scottishre.com.
                    Before we began the financial over view, please keep in mind that certain statements that we make are forward looking statements within the meaning of the Federal Securities laws and management cautions the forward looking statements are not guarantees and that actual results could differ materially from those expressed or implied. At this time I am going to turn the call over to our President Scott
                    Willkomm to discuss our financial results and our operations for the quarter -- Scott?

Scott Willkomm:     Good morning, everyone. Thank you, Mike. Scottish Re this
                    morning reported that income from continuing operations for the 1st quarter ended March 31, 2004 was $10.1 million or 27 cents per diluted share, as compared to 7.4 million or 26 cents per diluted share for the prior year period. Net operating earnings were 16.6 million or 45 cents per diluted share for the quarter as compared to 9.4 million or 34 cents per diluted share for the prior year period. On a per share basis net operating earnings per share for the quarter increased by 32 percent over the last year. Net operating earnings is a non-GAAP measurement and we determine net operating earnings by adjusting GAAP incomes from continuing operations by the net realized capital gains and losses and the change in the value of embedded derivatives as adjusted for the related effects upon amortization as deferred acquisition costs and taxes. While these items may be significant components in understanding and assessing the companies consolidated financial performance the Company believes that the presentation of net operating earnings enhances the understanding of it's results of operations by highlighting earnings attributable to the normal recurring operations of it's business. However, net operating earnings are not a substitute for income from contributing operations determined in accordance with GAPP. Net income for the quarter amounted to 10.1 million or 27 cents per diluted share as compared to 7.2 million or 26 cents per diluted share for the prior year. Total revenue for the quarter increased to 179.2 million from 96.8 million for the prior year period which represents an 85 percent increase. Total benefits and expenses increased to 167.9 million for the quarter up from 89.1 million which is an increase of 88 percent. The increases were principally driven by the acquisitions of the ERC life which is now renamed Scottish
                    Re Life corporation although through out this call I would refer to it as ERC Life. And growth in the companies reinsurance business in North America and internationally as well as growth in the investment income due to the increase in our invested asset base. ERC Life added approximately 45 million of premium to our results in the quarter. Let me offer some comments at this point regarding operating expenses. In the quarter operating expenses were up significantly on an absolute dollar basis as compared to the 4th quarter of 2003. As you may recall on last quarter's conference call we explained that operating expenses in the fourth quarter were a bit lower than expected due to year end clean up of accruals and favorable foreign currency movements. We also mentioned that for a comparative purposes
                    Q3 2003s expense level of 8.8 million was a more appropriate basis for a comparison. Using the Q3


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                    expense level as a basis for a comparison much of the
                    increase in our opex and Q1 04 was due to number one the increase in the overall expenses as we took on the ERC Life business as of the end of 2003. Number 2 about one cent per share of increased opex due to foreign currency fluctuations in the quarter and 3 expected increases in operating expenses due to the growth of the Scottish Re enterprise overall. We view the ratio of operating expenses as a percentage of total revenues on a trailing 12 month basis as the most informative ratio for judging relative opex levels. Since it eliminates any seasonality in revenue in opex patterns on that basis our opex to total revenues for the 12 months ended March 31, 2004 was 5.63 percent which is less than the ratio for all of 2003 which was 5.7 percent. This decreasing trend in the opex ratio was consistent with our guidance that we gave on our last conference call. The calls for an opex ratio for 2004 in the 5.3 to 5.5 range. The company's total assets were 6.4 billion as of March 31, '04. The core investment portfolio which includes cash and cash equivalents but does not include funds with held in interest -- total $2.7 billion -- at an average quality rating of -AA minus and effective duration of 3.8 years and the weighted average book yield with 4.4 percent. This compared with the portfolio balance of 2.4 billion an average quality rating of -AA minus, an effective duration of 3.9 years and an average book yield of 4.5 percent as of December 31, 2003. Funds withheld at interest amounted to approximately 1.5 billion, had an average quality rating of -A and an effective duration of 4.9 years and a weighted average book yield of 6.2 percent as of March 31, 2004. This compares with an average quality rating of -A an effective duration of 5.1 years and an average book yield with 6.3 percent as of December 31, 2003. The market value of the funds withheld in interest increased to approximately 1.6 billion as of the end of the quarter. Investment gains which are before taxes but include the amortization of deferred acquisition costs totaled 1.4 million in the quarter. These gains are stated net other than temporary impairment loss of 1.9 million that we took in the quarter. During 2003 we adopted the world famous DIGB36, which requires us to account for our modified co-insurance contracts on a fair value basis. The change in the fair value of the derivative for the quarter amounted to a loss of $8.6 million. Net of related amortization of deferred acquisition costs. Changes in the value of this derivative are caused principally by changes in the interest rates and our credit spreads. During this quarter the loss has risen principally because of the decrease in rates during the quarter. On a go forward basis we would generally expect to experience a gain as interest rates rise and a loss as they fall. On a longer term basis the value of the embedded derivative will turn towards zero. And as discussed earlier in this call and actually in prior conference calls changes in this -- the value of the embedded derivative are excluded from operating and do not impact the economics of these contracts. We continue to build book value per share during the quarter with the company's book value the top -- per share toping $19.79 cents per share as of March 31, 2004. As compared to $18.73 as of the end of 2003. Excluding the impact of FAS 115, which is the market to market on our bond portfolio -- book value per share amounted to $19.1 cent as compared with $18.51 cents as of December 31, 2003.

                    At this point I would like to take a moment to give you a brief over view of the progress we are making in our business. And some guidance a to how we measure that progress. And we will start by talking about our traditional solutions business. One measure of success in our traditional North American business is the annual Society of Actuaries (MunichRe) Survey life reinsurance. In 2003, Scottish Re advanced to the number 6 provider of life reinsurance in United States, with 5.42 percent of the market for recurring life reinsurance business. In addition we rank number two in over all US ordinary life reinsurance assumed with a16.7 percent market share, (driven) principally by our acquisition of the ERC life. As you all know our traditional solutions business provides mortality risk-transfer capacity to the top life insurance companies in North America. And we are very, very well established as you can tell from the Munich's survey. In this market we currently provide


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                    reinsurance capacity to over 75 percent of the top 60 to 100
                    North American Life companies. We have excellent working relationships with our clients, and are very much benefiting from the scarcity of life reinsurance capacity in general.
                    As of March 2004, the company had approximately $286 billion of life reinsurance in force covering $6.9 million lives with an average benefit for life of $41,000 in it's North American operations. This includes about 153 billion of Life reinsurance in force in respective of the ERC life business that we acquired at the end of 2003. As of March 31 2003 by comparative purposes the company had approximately 74.3 billion of Life reinsurance in force and covering 1.5 million lives with an average benefit per life of $51,000. During the quarter we originated approximately 15 billion of new traditional life reinsurance from existing and new clients. Our production goal for 2004 as you may recall in this traditional solutions business line was to originate between 65 and 70 billion of new business, and we are well on our way to meeting this goal. Mortality experience continues to be quite favorable with actual experience in the first quarter of the year at approximately 98 percent of expected levels and since inception on a cumulative basis of this particular traditional solutions business our overall mortality is 93 percent of expected levels. In our financial solutions business we measure progress by measuring the gap reserves we hold on our balance sheet, and reserves for financial solutions -- for the financial solutions business line increased modestly to 3.2 billion as of the end of the March quarter in comparison with 2.9 billion as of the end of 2003. As we have said in the past and we continue to reiterate we have been very selective in reinsuring additional fixed annuity business due to the impact of the current interest rate environment and what we perceive to be non economic pricing decisions that have been prevalent in the primary market. While there are a select group of ceding companies and products in the fixed annuity space that we might consider reinsuring today. We have been working to emphasize other types of interest sensitive products such as disabled life reserves, universal life and structured settlement products. Nevertheless the number of high quality opportunities in our pipe line highlights that we can successfully add to this business line profitably and successfully in a challenging interest rate and product design environment. At the same time we continue to decrease our concentration overall in the fixed annuity product. As always this is part and parcel of our philosophy -- focusing on quality opportunities rather than merely the quantity. Interest spreads earned on out financial solutions business were 165 basis points for the quarter, as compared to 153 for the fourth quarter of the last year. This increase in our spread is due principally to a reduction in crediting rates on our overall bulk fixed annuity business. Despite changes in interest rates throughout last year, our product selection coupled with asset liability and investment capabilities have produced very stable spreads. In our international business premiums in the quarter were approximately 28 million up from 25 million in the same quarter last year. Out international business is growing very nicely and supports significantly wider margins than some of out North American businesses. In addition the non
                    US markets are experiencing some of the same capacity constraints that we see in North America, which we believe present significant growth opportunities for us, as well as improved pricing and terms in the market. The acquisition of the business we acquired from ERC late last year performed from a financial point of view in line with our expectations for the quarter, and the transfer of the ERC Life business to the Scottish Re platform continues to proceed on an orderly basis. Since the closing of the transaction on December 22 2003, several enhancements to our organizations infrastructure has been made to accommodate this additional book of business. These enhancements include an updated claims data base and account management system, mapping of electronic and paper data feeds from ceding companies and a new actuarial system to handle specifically individual session business that came with the ERC life block. Investment management services were moved to Scottish control at the end of December last year, and transition of claims processing occurred to the Scottish platform as of the first of April 2004. Transition of many of the other financial administrative functions


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                    are also on or ahead of the schedule, and our expectation
                    that the final transition task will be completed by mid August which we asses, in additional 45 days in the event of unforeseen events before agreement with ERC to provide transition services expires.

                    Now lets turn out our attention at this point to earnings guidance for 2004. Our efforts to further build the business of Scottish Re in 2004 will continue to pave the way for substantial increases in the three key financial measures by which we measure our success as an organization. Those are our growth and operating earnings per share, growth in book value per share and increasing returns on equity. And as you may know, our expectations for 2004 are consistent with those objectives. The headlines, just to remind you for 2004 are, year over year Operating EPS growth of 70 percent, a 11 percent year of year book value per share growth and expansion of our return on equity to a 11.5 percent. A comment that I would like to make with respect to the principle differences between the consensus as to make a 46 cents per share for this first quarter and our published number of 45 cents are, number one, slightly higher actual diluted share account -- account it for about one penny of difference between the consensus and what we reported. And number two, higher opex due to foreign currency fluctuations during the quarter accounted for one penny as well. Now let me come back to some of the details driving the headlines of our earnings guidance. Let's begin by looking at our revenue expectations for 2004 again. Using -- the 2003 total revenue of 557 as a point of reference, as we told you in the past, we expect that Scottish Re's total revenues for 2004 would grow approximately 50 to 60 percent to approximately $835 to $890 million. Driving the revenue increases the growth and earn premium of approximately 54 to 56 percent over 2003 is 392 million value and growth and investment income of 55 percent over 2003's number. As you can infer from that break down we expected our earned premium would represent approximately 69 or 70 percent of total `04 revenue with approximately 29 to 30 percent represented by investment income. Using Moody's credit default models, we expect that our bond portfolio will produce realized losses in the range of seven to ten million dollars which is based on the bond portfolio size and the weighted average of Moody's default score that ties out to our various bonds. It's been obviously a little bit different in this quarter where we had a net gain but nonetheless this is the guidance that we continue to provide. While, this number that we are providing -- it's greater than the 4.4 million realized loss on investments that we reported in 2003 relative to the size of the investment portfolio these expected bond losses are trending you know, it's much lower relative to `02 and `03 results. We expect also to report the income of approximately 10 to 15 million for 2004. Of the revenue growth we expect to report in 2004 approximately 55 percent of the total revenue be driven out of our North American traditional solutions mortality risk transfer business. 24 percent from our North American financial solution business and 20 percent from our international business. For those of you who have followed us for sometime are typical business contributions put in the past, it's been a long line of 35 percent from traditional, 35 percent from the financial solutions business with the balance coming from the international business. However our acquisition of ERC Life along with many of the opportunities we see in the traditional mortality business are skewing our source of earnings for 2004. However, we do expect that our international business will continue to grow over the next three to five years and represent approximately 50 percent of the group profits over that time frame. We expected our North American traditional business will originate as I mentioned before 65 to 70 billion of new business which represent an increase of about 18 to 27 percent over 2003's originations. In our financial solutions business, we have also indicated that we expect 2003 slower growth volume would not necessarily persist as some potential customers who may not have pulled the trigger in 2003, we evaluate the situations and pursue reinsurance solutions that were tabled in 2003. We expect that GAAP reserves in this product line will increase during the course of `04 by approximately 1.5 billion which represents an increase of approximately 15 percent over the 1.3


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                    billion of growth in our financial solutions GAAP reserves in 2004. In addition it's important to know that our largest financial solutions relationship continues to decrease as our percentage of our total GAAP reserves and in the past six months this relationship has decreased from 60 percent of our overall financial solutions reserves to less than fifty percent of our financial solutions reserves as of March 31, 2004 and we fully expect that decrease will continue throughout the year. In terms of operating expenses as we mentioned before we continue to leverage our group infrastructure in our efficient business model, so it really should come as no surprise that our opex to total revenues ratio will continue to decline as the company grows. If you recall the trend that we have exhibited over the past few years, has gone from an opex ratio in 2002 of 7.37 percent to 5.7 percent in 2003, to 5.6 percent for the trailing twelve months ended march 31, 2004. And we fully expect that, that ratio will continue to slowly decline to a range for the year of 2004 -- a range of 5.3 percent to 5.5 percent for the year 2004. Finally the resulting operating earnings per share that we would expect to report for year ended 2004 has not changed and continues to be in the range of 2.10 to 2.30. So we are reaffirming guidance. Well our earnings in the calendar quarter -- is so much seasonal as the (indiscernible) has grown -- the ramp-up in seasonality is becoming less pronounced than was observed in the prior years. And on a quarterly basis, our 2004 operating EPS ramp-up should follow the following pattern. For Q2, twenty two to twenty four percent, twenty four to twenty six percent in Q3 and twenty eight to thirty percent in Q4. Once again just to summarize all of that extensive guidance. Operating EPS growth of seventy percent year over year. Eleven percent book value per share growth, year over year and return on equity improvement to 11.5 percent. And our long term guidance continues to support a minimum of twenty percent annual operating EPS growth for the next three years as well as achieving a fifteen percent return on equity by 2006. I would like to conclude the prepared remarks on today's call by saying that all of us at Scottish are very excited about the prospects for 2004 and beyond. And the quality of the results that we have reported today reflect the enhancements we continue to make in our business model our professional team and our commitment to building overall shareholder value. And now at this point we will open up for your questions -- operator? Operator we can open up for questions.

Operator:           Okay, thank you.

Scott Willkomm:     Thank you.

Operator:           If you have a question at this time please press the "1" key on your touch-tone telephone. If your question has been answered or you wish remove yourself from the queue. Please press the "#" key and if you are using a speaker phone please lift the hand set. I am showing our first question comes from Al Capra, with Oppenheimer.

Al Capra:           Good morning everybody. We usually talk about mortality
                    trends a lot but not persistency or (lapsations) -- so curious to know how your -- your lapses have been versus pricing -- both this quarter and historically.

Scott Willkomm:     Al, I am going to ask Cliff Wagner our group Actuary could give you a little color on that point.

Cliff Wagner:       Yeah well. As far as our persistency goes on the book --
                    it's right above what we have expected it to be. I mean it's still fairly early in the block of business to feel out of movement -- in -- in persistency but -- but it's trending along about as expected.

Al Capra:           Okay and just one quick follow up -- or additional question and that is, could you talk about -- what sort of business you wrote this quarter. Perhaps a touch on the pipe line and any new clients that you might have added thus quarter.


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Scott Willkomm:     You know, it's funny because when we are sitting around the other day putting this -- our comments for the call together. We have actually stopped counting the number of new clients because since we acquired ERC we are now reinsuring, -- really substantially all of our major target companies -- if you will in -- in the top sixty North American companies. So we -- we added a handful of new clients. New names in the first quarter but less of the growth is driven by adding new clients, more of the growth is driven by deepening the relationship with existing clients. So part of that is increasing the number of programs or pools that we might be included in -- and in some cases changes or shifts in pool size. We have been doing a lot more (YRT) business, than co-insurance business over the recent period. And that's probably something we would expect to continue -- you know, it's not -- I don't think it's an episodic type trend, and that's -- I think the principle -- you have difference if you have long term sort of trending difference that we would see in the types of products that we are writing. So, the products that we are writing now are virtually identical in other than that -- you know, shift -- slight shift towards more YRT than co-transactions -- you know, that types of products are pretty much the same. There is not a whole lot of innovation in the term life business right now.

Al Capra:           And just in terms of the shift to YRT from some of the
                    co-insurance agreements -- what implications does that -- that have on the business you write in terms of the capital needed to support it -- in turn some of the returns you generate?

Cliff Wagner:       Now, the -- this is Cliff, the returns we expect on the
                    businesses are pretty much the same for the YRT as it is with the co-insurance but, the capital required -- you know, from a risk based capital level are the same to the reserves
                    -- you know, clearly they aren't the -- you know, the high statutory stream.

Scott Willkomm:     In general, more -- YRT tends to be more capital efficient.
                    But, the RBC underlying it is the consider --. Cliff Wagner:
                    Right, as this states mostly on the net amount at risk and then move toward the -- the YRT I mean, it's a relative move towards YRT that is to happening as companies have been re-pricing their -- their permanent portfolios where we don't take any of investment risk and but we will -- but we will reinsure the mortality component on a (YRT) basis.

Al Capra:           Okay. Thank you .

Cliff Wagner:       Welcome.

Operator:           Our next question comes from Andrew Kligerman with UBS
                    security.

Andrew Kligerman:   Thanks a lot, Good morning. I just kind of have a few
                    questions. At first I just want to make sure I understand the opex ratio, is that the operating expense line on page six and seven divided by the total revenues?

Scott Willkomm:     On a trailing 12 month basis.

Andrew Kligerman:   Okay. If -- if I just look at it for this specific quarter in time and it looks like it's -- you know, north of seven percent in the quarter. If there is -- was there something unusual that I missed that -- that would drive it up a lot on a one time basis or is it just accruals and so forth from time to time that cause it to jump around?


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Elizabeth Murphy:   I think that -- you are probably calculating that including in revenue would be impact of DIGB36. If you take that out the percentage does pull to I think marginally below a 7 percent.

Andrew Kligerman:   Right.

Elizabeth Murphy:   I'm just also remember that our revenue does tend to ramp up half past of the years from quarter to quarter with Q1 being the lowest revenue.

Andrew Kligerman:   I see.

Scott Willkomm:     Yeah, that's why Andrew when -- because we do have that
                    seasonality element. And there is a some seasonality in the pattern of opex that some expenses are accrued -- you know, straight line over the year, as opposed to input, -- you know, reference to the growth in revenue. So, that's why we always tend to look from a -- management reporting and measurement stand point on a trailing 12 months basis.

Andrew Kligerman:   That makes sense.

Scott Willkomm:     Truth be told, last quarter and in prior quarters we didn't have the expenses associated with ERC. Yes, that is the one item we did have about a penny of share -- less in operating earnings because, both the Dollar-Euro and Dollar-Sterling relationship slid significantly from December through the end of the quarter as well. So, -- so we -- as I say in my earlier comments we left about a penny you know, from foreign exchange fluctuations there as well. And I think that it's probably fair to say though, that on a go forward basis there were a handful of expenses in the quarter and nothing you know, to write home about that -- are probably, I wouldn't characterize them as non recurring but there is some what episodic and on a go forward basis the -- the 12 million level is -- something that I had -- we reasonably expect to see throughout the course of the year. I think the key thing for us is opex on a relative basis. And that I think is where we continue to add margin points, as we manage opex on a relative basis.

Andrew Kligerman:   So -- it's twelve million. You know I mean, want to look at the ratio but twelve million is probably a consistent number to expect.

Scott Willkomm:     Yeah, I think that's probably fair to say.

Andrew Kligerman:   And anything worth noting on that sort of episodic expenses or just -- a lot of little stuff?

Scott Willkomm:     No, it's little -- drifts and drags like quite frankly --
                    yeah, we added a couple of new folks to our teams through out the organization first of the year. Folks we had been seeking to hire in late `03 but they started effectively, the beginning of `04 -- you know, truly -- you know sort of little bits of drifts and drabs.

Andrew Kligerman:   And then the tax, the tax rates. It jumped up to a little
                    more of a seven percent versus what we would had felt was a run rate of three or four percent. Can you -- can you talk about the -- (indiscernible).

Scott Willkomm:     Yeah, the principle -- the principle relationship with the tax rate is ERC -- because we think we are accruing tax at a about thirty five percent of rate in the first quarter for ERC. There -- there are some, you know what tax planning initiatives that we will be implementing over the course of the next couple of quarters. And I think on an annual basis, you will probably see that overall number come down. So I think what we have there is a timing difference.


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Andrew Kligerman:   Okay, and then lastly just an -- interesting observation --.
                    We have been looking at this annualized premium -- relative to average enforced was 37 -- basis point for (indiscernible) was the employers re-transaction, it's come down to twenty six basis --. It was just interesting in that -- besides ratio potentially, tell me that you got younger lives with this ERC transaction or is the ratio not that useful --.

Scott Willkomm:     I am not sure in all candor, I am not sure it's terribly
                    just positive because the mix of business -- yeah, when you look at premiums overall. I am not certain exactly how you are preparing that number. But premiums overall are influenced not merely by US mortality block but also by our non US block which has an entirely different basis. And also the mix of business in the mortality block in the states.

Cliff Wagner:       The ERC block if you remember was primarily pre XXX business
                    -- that would have been priced that low premiums for (indiscernible) any way.

Andrew Kligerman:   Uh-huh..

Cliff Wagner:       And a lot of way (indiscernible) business.

Andrew Kligerman:   I see. But no demographic really that difference.

Cliff Wanger:       On a demographic (indiscernible) on the business that were writing today -- a new business looks a lot likely
                    (indiscernible).

Andrew Kligerman:   The ERC.

Cliff Wagner:       It looked alike -- like what we have been writing -- for the last couple of years.

Andrew Kligerman:   Okay, thanks Cliff. Take care thank you.

Scott Willkomm:     Thank you.

Operator:           Our next question is from Jeff Schumann, from KBW.

Jeff Schumann:      Good morning. First let me talk a little bit about SOPO3 --
                    did it impact your financial at all. And does it trade market opportunities for your (indiscernible) -- the primary companies reports this quarter -- some of them that haven't re-insured secondary guarantees. You know, that kind a negative impact on other companies and other companies you know, had used reinsurance to really avoid any impact and were pretty glad that they did. So what -- is that an opportunity for you?

Elizabeth Murphy:   It certainly didn't impact our quarter, Jeff. We didn't
                    refer to it in our 10K. But we didn't expect it to have a material impact -- and it hasn't.

Jeff Schumann:      Right.

Scott Willkomm:     And we really don't like the secondary guarantee business,
                    Jeff.

Cliff Wagner:       Now we currently don't -- don't re-insure or any of the
                    secondary guarantee business.

Jeff Schumann:      Is that a capital issue or a risk issue a profitability
                    issue or --.

Scott Willkomm:     Only about is it true that we (sold) all the above in many respects.


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Jeff Schumann:      Fair enough, and I didn't catch -- what you had given for
                    the international premium comparison, it was 28 versus what?

Scott Willkomm:     28 versus 25.

Jeff Schumann:      28 versus 25, okay. So that has slowed I guess a little bit from -- from the early --.

Scott Willkomm:     Actually I wouldn't say it's slow Jeff you know, a couple of things on the fourth quarter was, you know quite a substantial quarter for a number of reasons. Secondly, and probably more importantly, we have been working over the past years to call the portfolio little bit and get out some of the -- under performing transactions which since it -- most of the book is you know, annual business, we have been able to do that, and this is the first quarter in some cases where you have seen that because there is couple other things that -- couple of transactions that we didn't like the pricing on, we requested pricing increase and the ceding company was not willing, so they pursued other routes. Then you see obviously the premium decline as a result of that.
                    So, rather not take on -- you know, business without the proper pricing increase as necessary. So, I think that's your principle difference there. So, the quality of the earnings goes up although you know, I mean we don't mange our business on a top line basis, we manage it on a bottom-line basis.

Jeff Schumann:      Got you. And lastly, I was wondering about you know, how you would suggest when we think about securitization at this point. There is one large primary company that has completed a securitization that's probably -- its going to be more visible in the next couple of weeks. Is that something you view as an opportunity because it creates kind of new financial opportunities, source of capacity for you or is that a threat?

Scott Willkomm:     I think -- you know, I think there are couple of ways to
                    view it. First of all, it's no secret that you know, for a good portion of 2003, we have spend a lot of internal time and work with some external experts as well to dimensionalize the characteristics of our book of business and you know, looked at a number of different ways as you can imagine every investment banker in town has been to visit us at least a few times to talk about alternative forms of securing statutory strain deed on XXX on some other you know, source of strain. So, you know, we have actually invested an awful lot of time looking at that in 2003. I think you know, generically speaking, it allows us to be substantially more efficient in terms of how we utilize our core capital be at equity and near equity and indebtedness.
                    And when we talked about being more efficient it brings our overall cost of capital down in the light so, suffice to say we are looking at a lot of those things pretty actively.
                    These are not types of transactions that happen everyday although I think we will see you know, over the course of the next 12 to 18 months in general maybe about half a dozen to a dozen at the outside happening be it in a primary or in the reinsurance phase. So, I think it does provide some opportunities to enhance margins, if you can bring down, you know, the incremental cost of capital. So, that obviously when we see opportunities like that we invest time and energy to pursue them if they are appropriate for us.

Jeff Schumann:      Okay. Thanks a lot Scott.

Scott Willkomm:     Yeah.

Operator:           Our next question is from John Hall from Prudential.

Roger Smith:        Hi, this is actually Roger Smith in. I just got a couple of questions. Can you talk -- I mean demands for the product still seems very strong. Could you tell us -- do you think that demand is accelerating or kind of staying the same that you have seen in the last couple of years. And then it seems like it's really strong on the traditional side, do


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                    you think that financial interest side is going to pick up and then lastly do you see any reasons why or new products that would cause the demand to increase it that weren't in your thinking maybe last year?

Scott Willkomm:     With -- you know, with respect of the demand on the
                    traditional side. We -- I think traditional demand is strong although traditional demand is not growing nearly as that as I did say. If you look -- you know, eight years in the past.
                    Because you had both the combination of overall growth with the ordinary life business but also the amount or the cession rates if you look at the percentage of new business that was reinsured increased dramatically during that time-frame. I think that -- you know, it's fair to say we will see some modest growth -- it will probably track the overall growth of the overall ordinary business -- maybe a little bit ahead of that cause some penetration, cession rates may modestly change over the course of the next few years which I think more pronounce Roger is the -- excuse me, the supply side of the equation, the life reinsurance business on a global basis clearly in US is a consolidating business. I think that we are witnessing that and we will continue to witness that for a period of time. So, I think you are going to see more concentration in some respects of market share in the top five reinsurer serving the market and most everyone else will be participating sort of in modest amounts. So, I think what we are seeing is that a significant contraction in the near term of available supply, will there be some new entrants? No question. There will be come new entrants. Although I am very confident that the likely new entrants and I am not saying there -- you know, half a dozen, I think it might be something you count on -- you know, couple of fingers, will come into the market in a fairly disciplined pricing and capital utilization faction. So, it won't be -- you know, driving pricing and risk acceptance in adverse direction. I think with respect to financial solutions -- I mean I think it's fair to say that we are not as fond of the pure spread business -- stereotypically speaking because many of the behaviors of ceding companies have been inconsistent with earning a proper return on the capital of risk in that business. So, if you see we have done very, very little bit of that. I think that as we see -- you know, interest rates trending upwards you may see the opportunity of more interest sensitive in force blocks coming -- you know, to the floor if you will. But, you know, I don't think sort of a new business side of things will be -- you know, an outrageous driver and we have quite frankly been trying to balance or moderate the amount of spread with we have relative to the over all mortality risk that we have. So, and at this point in time, you know, while there are a lot new products that create opportunity to reinsures, most of them in all candor, we are not too fond of, the ones that will produce potentially high volumes like long term care products -- you know, for example comes to mind and some of that has to do the manner in which the products are designed, the manner in which they are sold and you know, quite frankly there is a lot of fogginess with respect to risk assessment in terms of -- you know, a reinsurer taking on that type of risk in recent out opinion so, those types of things have not been factored into our thinking in terms of providing near term and longer term values. Quite frankly there is enough growth. Our opportunity both top-line and bottom line opportunity in the core businesses that we currently participate in.

Roger Smith:        Great, thanks and then I have one follow-up -- I -- on the supply side, I agree significant contraction but, what would cause a lot of new entrants into the business and what do you think would happen to cause in to be irrational. I mean what could possibly disrupt --

Scott Willkomm:     A lot of new entrants come into the business when life re
                    gets paid five times book and I think that quite honestly that was a driver, some of the -- the multiples that were paid in contacts and merger and acquisitions activity in the late 1990's was some what of a motivating influence, I think that most of the companies that came into the market in the late 90's were doing so, a little bit sort of mortgaging their future in some respects.


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                    Most of the companies that came into the market were non US companies, who could, through their corporate structure, secure a lot reserves strength to short term (indiscernible) credit facilities, which is something we have not done (indiscernible) a period. We don't believe that, that's prudent asset liability management. But, I think what would happen -- what would need to happen today would be quite frankly -- you know, to -- get a lot of people to come into the market is -- you know, I think it would be a more (indiscernible) to the life re-experience which in all candor I don't think it's necessarily what's in the cards over the near term at Vegas, I think that what always causes a rational pricing is too much capacity. It's the case in the life business, it's the case in the (P&C) business. And I think the difference between and life and P&C it was (indiscernible) and the magnitude of capital needed to secure the risk that are taken in the light business, long duration was is entirely different from what most of the potent P&C business are confronted with. And you'll see a couple of, I think, thoughtful competitors and that's not a wishful thought. That -- that's somewhat of an informed thought. People coming into the market are not interested in riding business at an 8 or 9 percent IRR. People are coming into the market today or writing the business today at proper IRRs, that whether they return to shareholders or just return to the overall enterprise, the types of returns that this risk demands. And as you know we've always used a 15 percent level as a -- you know, as a hurdle rate for us to try to get over as we look at business. And I think that's, you know, a prudent type of approach to takes. So I'm not sure if that answers your question entirely, but it's somewhat of a subjective view of why people enter markets.

Roger Smith:        No, Scott. That's was great. Thanks very much.

Operator:           Our next comes from Ned Davis from (indiscernible).

Ned Davis:          Yes, good morning. Scott, I know you sort of touched on this indirectly, but if you hit your guidance for this year of a mid point or so of your guidance, could you just sort of outline again what you think the capital structure would look like at the end of the year in terms of you know, the different sources you would tap including your excess capital today? Give us an update on that?.

Scott Willkomm:     Yeah, well, I think that -- as we've said in the past, we
                    didn't expect based upon where we see the company go, we didn't particularly expect to see ourselves in the equity market in 2004. We -- you know, we made to the extent appropriate within our -- with our -- within our leverage guidelines incrementally add to our -- you know, to our capital structure by adding perhaps some indebtedness. And as you may recall, we try to manage around a 20 percent debt-to-cap level overall, which is probably a little bit more conservative than some of our competitors. So, you know, our -- I would think that, you know, based upon, you know, sort of the question you're asking, the capital structure doesn't look terribly different than the capital structure that we have today, other than perhaps some incremental additions on the fixed income side of the capital structure. And, yeah, I think it's pretty straightforward. Our need or desire to raise equity or near equity, if you will, is something that will likely be event driven. And you know, with all of the consolidation going on in our business right now, it would not be entirely surprising that an event does come to roost, but that would be the catalyst and at that point in time obviously shareholders would have the opportunity to judge whether they thought it was an appropriate utilization of capital, so.

Ned Davis:          Okay. One other thing. You've set this sort of goal for `06,
                    I think it is a 15 percent return. Is that -- that's on beginning equity or average equity?

Scott Willkomm:     They would be at average equity.


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Ned Davis:          Average equity. And I'm just asking you, I guess, what's
                    implicit in that with regard to two of the variables? One, the operating expense ratio approximately and secondly, the tax, the effective tax rate for GAAP --

Scott Willkomm:     Implicit in that is -- we've -- I think we've given a little bit of guidance on this in the past, but just to re-mention that, OPEX ratio will probably be somewhere in the high fours, all things being equal. Eventually, you get to a diminishing return where you're penny wise and pound foolish in all candor. Tax rate will probably trend up, not necessarily from where it is right now because I think that we may have explained it's a little bit higher due to some effect of the ERC transaction in the first quarter, but we would certainly expect that that would trend higher to the higher single digits which we think is a reasonable long term sustainable level for us based upon how we ride our business and the overall corporate structure of the enterprise.

Ned Davis:          Okay, thank you.

Scott Willkomm:     Yeah.

Operator:           Again, if you have a question, please press the one key on your touch-tone telephone. I am not showing any further questions at this time.

Scott Willkomm:     Well, thank you, everyone for joining us today and we look forward to speaking with you over the course of this quarter and in three months' time. Thank you very much.


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